Lawson Products, Inc. Announces Departure of Chairman and CEO,

Robert J. Washlow

DES PLAINES, Ill., April 13 /PRNewswire-FirstCall/ -- Lawson Products, Inc. (Nasdaq: LAWS) announced today the Lawson Board named Dr. Ronald B. Port as Non-Executive Chairman effective today to replace Robert J. Washlow, who will be leaving the company. Mr. Washlow is the son-in-law of Lawson's founder Sidney L. Port. Dr. Port, 66, has been a member of the Lawson board since 1984 and is the son of Sidney L. Port. The Lawson Board elected James S. Errant, 58, son-in-law of Sidney L. Port, to replace Mr. Washlow on the Board.

Thomas Neri, Lawson's President and Chief Operating Officer, was elected to serve as Chief Executive Officer effective April 13, 2007. Messrs. Washlow and Neri have been working together for the last three years and the Company believes that the change in Chief Executive Officers will be a smooth transition.

Mr. Washlow, 62, joined Lawson in 1998 and served as Lawson's Chairman and CEO since 1999. Speaking on behalf of the Board of Directors, Dr. Port said, "During Bob Washlow's tenure with Lawson the revenues, stock price and dividends have all increased substantially, six strategic business units were acquired, and the product line increased five-fold. He led development and implementation of a long-term strategic plan, including the repurchase of 24% of the Company's outstanding stock, and assembled a first-rate management team to lead the Company into the future. We appreciate his dedicated service and wish him well."

Mr. Washlow stated, "I have enjoyed my years at Lawson immensely and have reached a point where I would like to spend more time with my family, focus on personal business activities, long on hold, and increase my involvement in community activities. I am confident that the team we have built will continue to take our Family of Businesses forward in the years to come."

Mr. Neri, 55, joined Lawson in 2003 as Executive Vice President, Finance, Planning and Corporate Development, Chief Financial Officer and Treasurer, and became President and Chief Operating Officer in January of this year. Earlier in his career Mr. Neri held executive and finance positions with the Chicago Sun-Times and Tribune Company organizations.

Lawson Products is an international leader in selling and distributing systems, services and products to the industrial, commercial and institutional maintenance, repair and replacement (MRO) market. The Company also manufacturers, sells and distributes production and specialized component parts to the original equipment marketplace (OEM) including the automotive, appliance, aerospace, construction and transportation industries.

This release contains certain forward-looking statements, including Mr. Washlow's statements, that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: the impact of governmental investigations, such as the ongoing investigation by U.S. Attorney's office for the Northern District of Illinois; excess and obsolete inventory; disruptions of the Company's information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the Company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the Company's "Risk Factors" set forth in its Annual Report on Form 10-K for the year ended December 31, 2006. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

SOURCE Lawson Products, Inc.

-0-	04/13/2007

/CONTACT: Neil Jenkins of Lawson Products, Inc., +1-847-827-9666 ext. 2208/

/First Call Analyst: /
/FCMN Contact: /
(LAWS)